World Headquarters 15350 Vickery Drive Houston, TX 77032 Mike Slaughter Vice President Finance 281-618-3428
NEWS RELEASE

FOR IMMEDIATE RELEASE

Tuesday November 7, 2006

EGL, Inc. Reports Third Quarter Results

HOUSTON, November 7, 2006 – EGL, Inc. (NASDAQ: EAGL) today reported net income for the third quarter of 2006 of $19.5 million, a 2% increase, compared with net income of $19.2 million in the same quarter of 2005.  Operating income for the third quarter of 2006 was $30.2 million, an 8% decline, compared with operating income of $33.0 million in the same quarter of 2005.  Diluted earnings per share for the third quarter of 2006 were $0.48 compared with $0.40 in the third quarter of 2005.

Net income for the nine months ended September 30, 2006 was $45.4 million, a 16% increase, compared with net income of $39.1 million in the same period of 2005.  Operating income for the nine months ended September 30, 2006 was $78.6 million, a 16% increase, compared with operating income of $67.8 million in the same period of 2005.  Diluted earnings per share for the nine months ended September 30, 2006 were $1.11 compared with $0.78 in the same period of 2005.

Q3 and Nine Month Financial Highlights:

•

Operating income declined 8% to $30.2 million compared with $33.0 million in the third quarter of 2005;

•

Net revenue margin improved to 31.9% compared with 31.7% in the third quarter of 2005;

•

Net revenues increased 7% to $265.5 million compared with $246.9 million in the third quarter of 2005;

•

Operating income increased 16% to $78.6 million compared with $67.8 million for the nine months of 2005;

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Net revenue margin improved to 31.9% compared with 30.8% for the first nine months of 2005;

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Net revenues for the first nine months of 2006 increased 8%;

	Three Months Ended		Nine Months Ended
	09/30/06	09/30/05	09/30/06	09/30/05
$ millions (except EPS)
Gross revenues % change	$ 832.7 + 7%	$ 779.5	$ 2,356.4 + 4%	$ 2,261.4
Net revenues % change Net revenue margin	$ 265.5 + 7% 31.9%	$ 246.9 31.7%	$ 752.3 + 8% 31.9%	$ 696.9 30.8%
Operating expenses Operating income Net income Diluted EPS	$ 235.3 $ 30.2 $ 19.5 $ 0.48	$ 213.9 $ 33.0 $ 19.2 $ 0.40	$ 673.7 $ 78.6 $ 45.4 $ 1.11	$ 629.1 $ 67.8 $ 39.1 $ 0.78

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EGL Chief Executive Officer Jim Crane commented, “Our gross revenues increased in the third quarter reversing the temporary decline experienced in the second quarter as we continue to increase revenue with existing customers and win business from new customers.  We also had several very successful logistics implementations in the quarter that grew our customs, logistics and other net revenue by 17% during the quarter.  We continue to focus the organization on profitable revenue and operating income growth across all product lines in all geographic locations”.

Gross revenues of $833 million in the third quarter of 2006 increased 7% from the same quarter last year, with increases in airfreight of 5%, ocean freight of 14%, and customs brokerage and other of 7%.   Gross revenues outside of North America accounted for 56% of third quarter activity and increased 9% due to higher volumes in Asia Pacific, Europe and Latin America. North America gross revenues accounted for 44% of third quarter activity and increased 4%.

Net revenues of $265.5 million in the third quarter of 2006 increased 7% from the same quarter last year driven by a 19% increase in ocean freight forwarding, a 17% increase in customs brokerage, logistics and other while airfreight forwarding net revenues were flat.  The company’s third quarter net revenue margin increased to 31.9% compared with 31.7% in the same quarter last year.

Operating income declined 8% to $30.2 million, as compared with the third quarter of 2005 due to the 7% increase in net revenues while operating expenses increased 10%.   Third quarter operating expenses increased faster than revenue due to infrastructure investments made for certain logistics start-up operations in North America and expansion of existing operations in Asia Pacific.  Operating expenses included $2.6 million pre-tax of costs related to FAS 123 stock compensation expense in the third quarter of 2006.  Third quarter operating income as a percent of net revenues was 11.4% compared with 13.4% in the same quarter last year.

In response to recent publicity regarding stock option practices at other companies, management under the direction and oversight of the Audit Committee conducted an internal review of historical stock option grant practices and related accounting treatment.  Based upon this review, management and the Audit Committee determined that for certain stock option grants, mainly between 2000 and 2002, the measurement dates for accounting purposes were different from the recorded grant dates of the awards.  The examination has been completed and the company has determined that the cumulative impact of the adjustments related to incorrect measurement dates resulted in an understatement of compensation expense of $2.1 million pre-tax that has been recorded as a non-cash charge in personnel costs in the third quarter of 2006.  The Company and the Audit Committee found no indication of intentional misconduct in the dating of stock options.

Non-operating expense in the third quarter of 2006 was $2.1 million as compared to non-operating income of $0.4 million in the same quarter last year.  The change was due to an increase in interest expense of $2.4 million resulting from increased borrowings used to finance the modified “Dutch Auction” self-tender in October 2005 and third quarter 2006 foreign exchange losses of $0.2 million compared with $0.2 million of foreign exchange gains in the same quarter last year.

The Company’s effective tax rate in the third quarter of 2006 decreased due to benefits related to the filing of prior year federal and foreign income tax returns, state tax refund claims and utilization of foreign net operating losses.  The Company expects the effective tax rate for fiscal 2006 to be between 35%-37%.

Cash Position

EGL closed the quarter with $160 million in cash, restricted cash and short-term investments and total debt of $207 million.  For the first nine months of 2006, cash flow from operations was $72 million compared to $79 million of operating income for the same period.  Capital expenditures for the first nine months of 2006 were $34 million compared with $33 million for the same period of 2005.

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Earnings Conference Call

EGL, Inc. will host a conference call for shareholders and the investing community on November 8, 2006 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the third quarter ended September 30, 2006.  The call can be accessed by dialing (719) 457-2638, access code 6214881 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live web cast on the company's website, www.eaglegl.com, on the Investor Relations page.  An audio replay will be available until Wednesday, November 22, 2006 at (719) 457-0820, access code 6214881.

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Founded in 1984, Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics.  EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2005 revenues of $3.1 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The company’s shares are traded on the NASDAQ Global Select Market under the symbol “EAGL”.

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CAUTIONARY STATEMENTS

The statements in this press release (and statements in the conference call referred to above) regarding projected revenue growth, profitability and earnings per share (including guidance), capital expenditure levels, growth opportunities, yield improvement, increased efficiencies, improvements in operating and financial systems, effective tax rates, our ability to pass-through fuel costs, expected insurance recoveries, stock repurchases, the results of government investigations and other statements that are not historical facts, are forward looking statements. These statements involve risks and uncertainties including, but not limited to, our ability to manage and continue growth,  risks associated with operating in international markets, events impacting the volume of international trade, our ability to comply with rules relating to the performance of U.S. government contracts, fuel shortages and price volatility of fuel, seasonal trends in our business, currency devaluations and fluctuations in foreign markets, our effective income tax rate, our ability to upgrade our information technology systems, protecting our intellectual property rights, heightened global security measures, availability of cargo space, increases in the prices charged by our suppliers, competition in the freight industry and our ability to maintain market share, material weaknesses within our internal controls, control by and dependence on our founder, liability for loss or damage to goods, the results of litigation, exposure to fines and penalties if our owner/operators are deemed to be employees, failure to comply with environmental, health and safety, and criminal laws and regulations and governmental permit and licensing requirements, laws and regulations that decrease our ability to change our charter and bylaws, the impact of goodwill impairments, the successful deployment of our global IT infrastructure, estimated expenses associated with stock option practices and other factors detailed in the company's  Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$ 832,720	$ 779,507	$ 2,356,376	$ 2,261,427
Cost of transportation	567,245	532,547	1,604,027	1,564,539
Net revenues	265,475	246,960	752,349	696,888
Operating expenses:
Personnel costs	143,491	129,349	418,450	390,473
Other selling, general and administrative expenses	91,772	84,567	255,288	244,620
EEOC legal settlement	-	-	-	(5,975)
Operating income	30,212	33,044	78,611	67,770
Nonoperating income (expense), net	(2,052)	380	(8,152)	2,242
Income before provision for income taxes	28,160	33,424	70,459	70,012
Provision for income taxes	8,675	14,192	25,064	30,913
Net income	$ 19,485	$ 19,232	$ 45,395	$ 39,099

Basic earnings per share	$ 0.48	$ 0.41	$ 1.12	$ 0.78
Diluted earnings per share	$ 0.48	$ 0.40	$ 1.11	$ 0.78
Basic weighted-average common shares outstanding	40,613	47,300	40,404	49,974
Diluted weighted-average common shares outstanding	40,954	47,602	40,850	50,316

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EGL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)
	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash, cash equivalents, restricted cash and short-term investments	$ 160,193	$ 123,254
Trade accounts receivable, net of allowance	616,515	560,954
Other current assets	83,246	70,230
Total current assets	859,954	754,438
Property and equipment, net	185,932	185,906
Investments in unconsolidated affiliates	-	534
Goodwill, net	115,666	113,048
Other assets, net	53,678	35,315
Total assets	$ 1,215,230	$ 1,089,241
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$ 13,892	$ 15,967
Trade payables and accrued transportation costs	378,500	342,351
Accrued expenses and other liabilities	173,325	150,166
Total current liabilities	565,717	508,484
Long-term debt	193,328	214,555
Other noncurrent liabilities	42,652	42,858
Minority interests	2,080	1,616
Stockholders’ equity	411,453	321,728
Total liabilities and stockholders’ equity	$ 1,215,230	$ 1,089,241

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)
	Nine Months Ended
	September 30,
	2006	2005
Cash flows from operating activities:
Net income	$ 45,395	$ 39,099
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,524	26,860
Bad debt expense	3,054	6,412
Other	12,965	(35)
Net effect of changes in working capital, net of assets acquired	(14,199)	92,992
Net cash provided by operating activities	71,739	165,328
Cash flows from investing activities:
Capital expenditures	(33,846)	(32,991)
(Increase) decrease in restricted cash	(2,425)	5,042
Proceeds from sales of other assets	3,522	761
Proceeds from property insurance	517	673
Acquisitions of businesses, net of cash acquired	(1,476)	-
Earnout payments	-	(4,186)
Cash received from disposal of affiliates	1,254	-
Other	1,113	2,158
Net cash used in investing activities:	(31,341)	(28,543)
Cash flows from financing activities:
Proceeds from issuance of debt	335,570	186,373
Repayment of debt	(364,196)	(193,254)
Issuance (repayment) of short-term debt with maturities of less than three months, net	(242)	2,048
Repayment of financed insurance premiums and software, net	(3,454)	(2,252)
Payments on capital lease obligations	(1,464)	(1,525)
Repurchases of common stock	-	(94,293)
Payment of financing fees	(107)	(1,055)
Issuance of common stock for employee stock purchase plan	615	535
Proceeds from exercise of stock options	14,491	6,206
Excess tax benefit of employee stock plans	5,579	-
Other	(116)	554
Net cash used in financing activities	(13,324)	(96,663)
Effect of exchange rate changes on cash	7,398	(2,163)
Increase in cash and cash equivalents	34,472	37,959
Cash and cash equivalents, beginning of the period	111,507	92,918
Cash and cash equivalents, end of the period	$ 145,979	$ 130,877

Third quarter 2006 product and geographic data and air freight statistics are available on EGL’s website,
www.eaglegl.com on the Investor Relations page.